UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 18, 2013

Walter Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13711	13-3429953
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

3000 Riverchase Galleria, Suite 1700

Birmingham, Alabama 35244

(205) 745-2000

(Registrant’s address, including zip code, and telephone number, including area code, of principal executive offices)

N/A

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Walter Energy, Inc. (the “Company”) announced that, on February 19, 2013, Mary R. “Nina” Henderson was elected to the Board of Directors (the “Board”) as an independent director.

The Company also announced the decision of Mr. Howard L. Clark, Jr. to retire from the Board effective February 18, 2013.  Mr. Clark’s decision to retire was not the result of any disagreement with the Company or its management.

Ms. Henderson will serve until the Company’s 2013 annual meeting and has not been named to serve on any committee of the Board. Ms. Henderson was not appointed to the Board pursuant to any arrangement or understanding with any other person, and there are no transactions between the Company and Ms. Henderson that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with her appointment, and pursuant to the Company’s compensation policy for non-employee directors, Ms. Henderson will receive the standard independent director compensation awarded to directors upon appointment, consisting of an annual equity-based award having an economic value of $85,000 split equally between non-qualified stock options and restricted stock units and an annual cash retainer of $55,000, each prorated based on her date of appointment.  Ms. Henderson’s compensation for her services as a director will be consistent with that of the Company’s other non-employee directors, as described in the Company’s Proxy Statement filed on March 16, 2012.  Ms. Henderson is expected to enter into the form director indemnification agreement with the Company.

A copy of the press releases announcing Ms. Henderson’s election to the Board and Mr. Clark’s retirement are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, to this Current Report on Form 8-K.

Item 9.01                        Financial Statements and Exhibits

(d)                                                              Exhibits

Exhibit No.	Exhibit Description

99.1	Press Release, dated February 19, 2013

99.2	Press Release, dated February 19, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER ENERGY, INC.

Date: February 20, 2013	By:	/s/ Earl H. Doppelt
Earl H. Doppelt, Senior Vice President
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Press Release, dated February 19, 2013

99.2	Press Release, dated February 19, 2013